EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Adams Diversified Equity Fund, Inc.

(Name of Issuer)

Adams Diversified Equity Fund, Inc.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid			---	---
Fees Previously Paid	$288,048,140.00	(1)	0.0001476	$42,515.91	(2)
Total Transaction Valuation	$288,048,140.00	(1)
Total Fees Due for Filing				$0.00
Total Fees Previously Paid				$42,515.91	(2)
Total Fee Offsets				$0.00
Net Fee Due				$0.00

(1)	The transaction value is calculated as the aggregate maximum purchase price for common shares of beneficial interest (the “Shares”) of Adams Diversified Equity Fund, Inc. (the “Fund”), based upon the offer price of 98% of the net asset value per share, as of June 28, 2024, of $23.22. This amount is based upon the offer to purchase up to 12,405,174 Shares, par value $0.001 per share, of the Fund.

(2)	Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Adams Diversified Equity Fund, Inc.	SC TO-I	811-00248	July 5, 2024		$42,515.91
Fee Offset Sources					July 5, 2024		$42,515.91